EXHIBIT 99.1


                WorldCom Issues November 2002 Operating Results


CLINTON, Miss., January 29, 2003 - WorldCom, Inc. today filed its November 2002 Monthly Operating Report with the U.S. Bankruptcy Court for the Southern District of New York. During the month of November 2002, WorldCom recorded $2.2 billion in revenue, an operating loss from continuing operations of $163 million and a net loss from continuing operations of $194 million.

WorldCom's capital expenditures for the month were approximately $48 million, including $27 million for property and equipment and $21 million for related software. November depreciation and amortization was $483 million.

WorldCom ended November with approximately $2.3 billion in cash on hand, an increase of approximately $200 million from the beginning of the month.

WorldCom continues to evaluate its balance sheet and expects to record further write-offs of assets, including the likelihood that it may determine that substantially all existing goodwill and other intangible assets, currently recorded as approximately $50 billion, should be written off. The Company is also evaluating the carrying value of existing property and equipment as to possible impairment of historic values. There is a likelihood that a material portion of the existing property and equipment carrying values, currently recorded as approximately $32 billion, should be written off. Until the Company's audit of previously reported asset values is complete, it cannot determine with certainty the amount of its ultimate write-offs. If an impairment is determined to exist prior to July 2002, the November 2002 Monthly Operating Report and any previously reported Monthly Operating Reports will be impacted accordingly.

The financial results discussed in this release and the November 2002 Monthly Operating Report exclude the results of Embratel. Until WorldCom completes a thorough balance sheet evaluation, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

         The Monthly Operating Reports are available on WorldCom's Restructuring Information Desk at www.worldcom.com.

Based on current information and a preliminary analysis of its ability to satisfy outstanding liabilities, WorldCom believes when it emerges from bankruptcy proceedings, its existing WorldCom and Intermedia preferred stock and WorldCom group and MCI group tracking stock issues will have no value.

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About WorldCom, Inc.
WorldCom, Inc. (WCOEQ, MCWEQ) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries. With one of the most expansive, wholly-owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. In April 2002, WorldCom launched The Neighborhood built by MCI - the industry's first truly any-distance, all-inclusive local and long-distance offering to consumers for one fixed monthly price. For more information, go to http://www.worldcom.com.

Forward-Looking Statements
This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to WorldCom's bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatements of its financial results. Other factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and; our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in WorldCom's filings with the Securities and Exchange Commission.


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